Exhibit 3.6

SOSID: 0225036 Date Filed: 2/17/2005 12:11:00 PM Elaine F. Marshall North Carolina Secretary of State C200504500524

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
DIGITAL RECORDERS, INC.

     The undersigned Corporation hereby executes these Articles of Amendment for the purpose of amending its Articles of Incorporation.

     1.     The name of the Corporation is Digital Recorders, Inc.

     2.     The following amendments to the Articles of Incorporation were adopted by the AAA Shareholders of the Corporation in the manner prescribed by law:

Section 1, subsection (a) of the Articles of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:

(a) The holders of Series AAA Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation, consistent with applicable law, which shall accrue at a quarterly rate of Sixty-Two Dollars and 50/100 ($62.50) per share. Dividends shall accrue as of March 31st, June 30th, September 30th, and December 31st of each year. Dividends shall be cumulative if not paid when and as they accrue.

In the event any shares of Series AAA Preferred Stock are issued during any calendar quarter or are redeemed by the Corporation during any calendar quarter, the accrued dividends shall be prorated in proportion to the number of days during that calendar year during which such shares were outstanding. All accrued but unpaid dividends shall be paid upon redemption of the shares of Series AAA Preferred Stock.

Section 5, subsection (a) of the Articles of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:

(a) Right to Convert. Each share of Series AAA Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares at the office of the Corporation or any transfer agent for the Common Stock into nine hundred nine (909) fully paid and nonaccessible shares of Common Stock.

     3. The date of the adoption of these Articles of Amendment by the AAA Shareholders was February 10, 2005.

     4. These Articles of Amendment do not affect an exchange, reclassification or cancellation of issued shares of the Corporation.

     Dated this the 10th day of February, 2005.

DIGITAL RECORDERS, INC.
By:	/s/ David L. Turney
David L. Turney
Chairman of the Board